Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports a Profitable 2009, Improved Net Interest Margin, Continuation of

Loan Loss Reserve Build, And the Addition of Three New Team Members

January 20, 2010, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq: FCVA), (the bank holding company for First Capital Bank) announced today net income of $532 thousand (the highest quarterly income in the Company’s history) or $.12 per diluted share for the three months ending December 31, 2009. This compared to a net loss of $168 thousand or ($.06) for the same period in 2008. For the year ended December 31, 2009 the company reported a net income of $308 thousand which included $285 thousand of merger related costs and a one time FDIC special assessment of approximately $226 thousand. Absent those one time expenses the company would have had net profit of approximately $645 thousand in the year even in light of a net increase of over $1.5 million to the Allowance for Loan Losses year to date. This compares to a net income of $170 thousand or $.06 per share in 2008.

GAAP Net Income Year Ended December 31, 2009	$308
Merger Cost net of income tax	188
FDIC Special Assessment net of income tax	149

Net Income Non GAAP	$645

The company’s loan portfolio continues to perform well, relative to the industry. At December 31, 2009 the company had approximately $1.6 million in loans past due 30 – 89 days representing .39% of the total portfolio, approximately $7.0 million of nonperforming loans (approximately $3.4 million were restructured loans now making interest payments) and approximately $3.4 million of Other Real Estate Owned. However, due to the uncertain economic environment the company continues to take a cautious stance regarding its loan portfolio.

The provision for loan losses was $595 thousand for the three months ended December 31, 2009 compared to $883 thousand for the same period in 2008. The provision for loan losses was $2.3 million for the year compared to $2.9 million for the same period last year. The Allowance for Loan Losses totaled $6.6 million at December 31, 2009 or 1.64% of total loans. This compares to $5.1 million or 1.36% of total loans December 31, 2008.

First Capital Bank President and CEO Bob Watts, noted, “I am extremely pleased by our quarter and year to date results. The bank was profitable in 2009 and in 2008 which we consider a solid accomplishment in today’s trying times. Our employees continue to work with our customers to find solutions in this environment. Our customers continue to persevere and we thank them not only for their efforts but for their continued business. However, we continue to be concerned about the current economy and its affect on our customers and we continue to take a conservative view on our loan portfolio. To that end, we have added an additional $595 thousand to our loan loss reserve during the quarter bringing it to $6.6 million or 1.64% of total loans even though the bank has only incurred year to date net charge-offs of $745 thousand. Nonperforming assets total $10.4 million which represent 2.55% percent of the loan portfolio and other real estate owned at the end of the year.”

Total assets at December 31, 2009 were $530.1 million, up $98.6 million, or 22.8%, from the same period in 2008. Total loans increased $31.1 million to $403.7 million, up 8.3% from the same period in 2008. Deposits increased $87.8 million to $422.1 million, up 26.3% from the same period in 2008. The strong deposit growth was a strategic initiative of the Bank.

The Company’s capital position remains strong as Stockholders Equity increased $11.0 million, up 31.2% from December 31, 2008 most of which was a result of the company participating in the Government’s Troubled Asset Relief Program which added $10.9 in preferred stock to the company’s Stockholders Equity. At December 31, 2009, the Company exceeded all regulatory capital requirements, with total Risk Based Capital 14.09% (10% qualifies banks as “well capitalized” by regulatory standards), Tier one capital of 12.36% and tangible common equity of 6.80%.

Net interest income increased 42.8% to $3.8 million for the three months ended December 31, 2009 compared to $2.7 million for the three months ended December 31, 2008. Net interest income increased $1.5 million to $12.6 million or 14.0% for the year ended December 31, 2009. The increase in quarter over quarter net interest income was due to an increase in loan portfolio yields of approximately 8 basis points and a decrease in total funding costs of approximately 109 basis points.

The Net Interest Margin improved to 3.08% for the quarter ended December 31, 2009 from 2.71% at September 30, 2009. The Net Interest Margin was 2.59% for the quarter ended December 31, 2008. The net interest margin was 3.17% for the month of December, 2009. We expect the Net Interest Margin to continue to improve in the first quarter of 2010 as higher rate CD’s continue to mature, however we will continue to evaluate the need for longer term funding and will maintain a highly liquid balance sheet, the effects of which will slow the rate of Net Interest Margin improvement.

John Presley, Managing Director and CEO of First Capital Bancorp stated, “As we have noted previously in 2009 we have been focused on four areas of our company, Liquidity, Capital, Funding Costs, and adequacy of the Allowance for Loans Losses. I am very pleased with our accomplishments to date, the highlights of which are listed below:

“Liquidity – We have grown core deposits by over $87 million during the year, decreased our reliance on CD’s from 75% of our funding at December 31, 2008 to 57% of our funding at December 31, 2009. At December 31, 2009 the company had excess cash on hand of approximately $24 million.

“Capital – At December 31, 2009 the Company’s total risk based capital was 14.09% compared to 12.40% at December 31, 2008. The Company had tier one risk based capital of 12.36% compared to 10.62% at December 31, 2008.

“Funding Costs – the Company’s total funding costs were 2.21% at December 31, 2009 compared to 3.30% at December 31, 2008, a 109 basis point improvement. This was accomplished while increasing the amount of CD’s with a maturity greater than 1 year by over $84 million, thereby positioning the company’s balance sheet to better withstand a potential rise in interest rates.

“Allowance for Loan Losses – During the year, the Company added approximately $2.3 million to its loan loss reserve, increasing it Loan Loss Reserve coverage to 1.64% of the total loan portfolio. This compares to 1.36% at December 31, 2008. This increase was deemed prudent given the economic environment we live in today, even though the company only experienced approximately $745 thousand in net charge-offs for the year.

“We have grown our deposit base, lowered our costs of funds, increased our capital and positioned the balance sheet for future success, all the while increasing our level of loan loss reserve to reflect the environment and earned a profit in both 2009 and 2008.”

Noninterest expense increased $485 thousand or 21.8% for the three months ended December 31, 2009 as compared to the same period in 2008 and $2.2 million or 24.2% for the year ended December 31, 2009. The majority of the increase can be attributed to three areas, one is attributable to the expanded branch franchise and the key additions to the lending and management team as Salaries and Employee benefits increased by $504 thousand for the twelve month period ending December 31, 2009. Secondly we incurred $285 thousand in merger expenses associated with our proposed merger with Eastern Virginia Bankshares. And lastly, year over year increases in FDIC insurance totaled $884 thousand through the twelve months ended December 31, 2009.

The Company would also like to announce the addition of three new professionals to our team. Gary Armstrong joined us as Senior Vice President, Commercial and C&I lending. Gary has over 25 years of lending experience in the Richmond area. Andy Ferguson joined the Company as Senior Vice President and Chief Credit Officer, and Matt Paciocco joined us as a credit analyst. We are excited about these new members of our team and thank all of our current teammates for the hard work they have exhibited in this difficult environment.

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Selected Operating Data:

Interest income	$6,772	$6,048	$25,401	$24,045
Interest expense	2,950	3,372	12,811	12,996

Net interest income	3,822	2,676	12,590	11,049
Provision for loan losses	595	883	2,285	2,925
Noninterest income	159	190	748	744
Noninterest expense	2,712	2,227	10,628	8,560

Income before income tax	674	(244)	425	308
Income tax expense	142	(76)	117	138

Net (loss) income	$532	$(168)	$308	$170

Less: Preferred dividends	$169	$—	$503	$—

Net (loss) income available to common shareholders	$363	$(168)	$(195)	$170

Income per share
Basic	$0.12	$(0.06)	$(0.07)	$0.06

Diluted	$0.12	$(0.06)	$(0.07)	$0.06

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Balance Sheet Data:

Total assets	$—	$—	$530,171	$431,553
Loans, net	—	—	397,120	367,440
Deposits	—	—	422,134	334,300
Borrowings	—	—	58,390	59,308
Stockholders’ equity	—	—	46,458	35,420
Book value per share	$—	$—	$12.14	$11.92
Total shares outstanding	—	—	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses	—	—	$6,600	$5,060
Nonperforming assets	—	—	10,384	6,569
Net charge-offs	312	224	745	353
Allowance for loan losses to total loans	—	—	1.64%	1.36%
Nonperforming assets % of total loans & OREO	—	—	2.55%	1.85%
Net charge-off to average loans	0.08%	0.06%	0.19%	0.10%

Selected Performance Ratios:
Return on average assets	0.41%	-0.16%	0.06%	0.04%
Return on average equity	4.54%	-1.94%	0.71%	0.49%
Net interest margin	3.08%	2.59%	2.69%	2.89%
Equity to assets	—	—	8.76%	8.21%